EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONSUMERS, AGENTS USING TRULIA MORE DURING SPRING HOUSING SEASON

Traffic Reaches Nearly 50M UVs in April; Added Over 7,000 Subscribers in Q1, More Than Nearest Competitor

SAN FRANCISCO, May 15th, 2014 – Trulia (NYSE: TRLA), a leading online marketplace for home buyers, sellers, renters, and real estate professionals, announced today that it is experiencing record levels of consumer and agent activity as it approaches the spring housing season.

On the consumer side of its marketplace, Trulia reached a record number of unique visitors in April of nearly 50 million. Meanwhile, growth in frequency of visits is outpacing growth in visitors, which indicates a highly engaged audience that is returning to Trulia time and again during their home search. These home buyers and sellers went on to send over 25 leads per minute to agents on Trulia’s platform.

On the agent side of Trulia’s business, real estate professionals subscribed to Trulia’s services at a record rate in the first quarter of 2014, with Trulia adding more than 75 new agent subscribers per day – a total of over 7,000 additions in the first quarter of 2014 – more than its nearest competitor. Trulia finished the quarter with nearly 67,000 subscribers, significantly more than the nearest competitor.

“Entering into the busy housing season our data shows that consumer visits and subscriber additions on Trulia are at all-time highs,” said Pete Flint. “In the past two months, Trulia has released a redesigned mobile web experience and new mobile apps on the iOS and Android platforms for consumers and agents, in addition to our first tablet apps for agents – the broadest launch of new products in Trulia’s history. The release of these new tools was timed to deliver on the needs of our engaged audience of home buyers and sellers and connect them with real estate professionals, during this busy time of year.”

Recent Data Points :

•	Traffic reached nearly 50 million unique visitors in April.

•	Frequency of visit growth outpaced unique visitor growth in April, indicating a high level of interest from consumers visiting Trulia’s website and mobile apps.

•	Home buyers and sellers sent approximately 25 leads per minute in April – more than 1 million total – to agents using Trulia’s platform

•	In Q1 2014, Trulia added more than 7,000 subscribers, finishing the quarter with nearly 67,000 subscribers.

ABOUT TRULIA, INC.

Trulia (NYSE: TRLA) gives home buyers, sellers and real estate agents all the tools and valuable information they need to be successful in the home search process. Through its innovative mobile and web products, Trulia provides engaged home buyers and sellers essential information about the house, the neighborhood and the process while connecting them with the right agents. For agents, Trulia, together with its Market Leader subsidiary, provides an end-to-end system that enables them to find and serve clients, create lasting relationships and build their business. Founded in 2005, Trulia is headquartered in San Francisco with offices in New York, Denver and Seattle. Trulia and the Trulia marker logo are registered trademarks of Trulia, Inc.

For more information contact: Matt Flegal  |  pr@trulia.com  |  415-400-7307